CTG ANNOUNCES 2001 SECOND QUARTER CONFERENCE CALL INFORMATION AND COMMENTS ON EXPECTED RESULTS

        Buffalo, NY - July 12, 2001 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced that it would release its 2001 second quarter financial results on Monday, July 16 2001 after the market closes. The company will hold a conference call to discuss its financial results and business strategy on Tuesday, July 17, 2001 at 11:00 AM Eastern Time. CTG Chairman and Chief Executive Officer Darrell L. Jennings will lead the call. Interested parties can dial in to 1-800-248-9412 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify Darrell Jennings as the conference chairperson. A replay of the call will be available between 1 PM Eastern Time July 17, 2001 and 1 PM Eastern Time July 18, 2001 by dialing 1-800-633-8284 and requesting reservation number 18014182.

CTG also announced today that it expects to report revenue and earnings for the second quarter of 2001 below previous expectations due to continued softness in corporate IT spending and a $1.4 million or $0.08 per-diluted-share adjustment of previously recorded income tax benefits. CTG’s revenues for the second quarter of 2001, which ended on June 29, 2001 are now expected to range from $82 million to $84 million, and, inclusive of the $0.08 per-diluted-share year-to-date tax adjustment, the company expects to report a net loss of $0.08 to $0.09 per diluted share for the quarter. The Company will discuss its financial outlook for the third quarter of 2001 in its regularly scheduled July 16, 2001 earnings release and on its July 17, 2001 conference call.

"The market for IT services remains very soft as many companies continue to delay major IT projects due to the uncertainty that exists in the economy,” Mr. Jennings commented. “This market environment makes forward visibility difficult for our industry, and the continuation of the current economic slowdown has prompted CTG to reduce its revenue forecast for the rest of 2001 and make the necessary tax-related adjustments in the second quarter. We are also making further reductions in CTG’s cost structure to more closely align it with the $80 million to $84 million range in quarterly revenues we have consistently generated over the last year. This action will enable us to continue managing through this prolonged downturn in IT spending while better positioning CTG for a return to profitability in the second half of the year.

Backed by 35 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core business and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 3,700 IT professionals in over 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors which involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2000 Form 10-K and Management's Discussion and Analysis section of the Company's 2000 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.